                SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                      FORM 15

Certification and Notice of Termination of Registration under Section 12(g)
of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                Commission File Number: 333-108693-01

                        Boardwalk Pipelines, LP
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(Exact name of registrant as specified in its charter)

3800 Frederica Street, Owensboro, Kentucky 42301; (270) 926-8686
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    5.5% Notes due 2017
                    5.2% Notes due 2018
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(Title of each class of securities covered by this Form)

                               None
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(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i) |_|                    Rule 12h-3(b)(1)(i) |X|
Rule 12g-4(a)(1)(ii) |_|                  Rule 12h-3(b)(1)(ii) |_|
Rule 12g-4(a)(2)(i) |_|                   Rule 12h-3(b)(2)(i) |_|
Rule 12g-4(a)(2)(ii) |_|                  Rule 12h-3(b)(2)(ii) |_|
Rule 15d-6 |_|

Approximate number of holders of record as of the certification or
notice date:     21

Pursuant to the requirements of the Securities Exchange Act of 1934,
Texas Gas Transmission, LLC has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: March 31, 2006                                                          BOARDWALK PIPELINES, LP

By: BOARDWALK OPERATING GP, LLC,
its general partner

By: BOARDWALK PIPELINE PARTNERS, LP,
its managing member

By: BOARDWALK GP, LP,
its general partner

By: BOARDWALK GP, LLC
its general partner

By: /s/ Jamie L. Buskill
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Jamie L. Buskill
Chief Financial Officer